Exhibit 5.2
[Letterhead of Allens Arthur Robinson]
5 May 2006
Case New Holland Inc.
CNH Global, N.V.
Tower B, 10th Floor
World Trade Center
Amsterdam Airport
Schiphol Boulevard 217
1118 BH Amsterdam
THE NETHERLANDS
Dear Ladies and Gentleman
Case New Holland Inc.
$500,000,000 Notes Due 2014 (the New Notes)
We refer to the Registration Statement on Form F-4 (the Registration Statement) being filed with the Securities and Exchange Commission (the Commission) by Case New Holland Inc. (the Company), CNH Global, N.V. (the Parent), and certain subsidiaries of the Parent named in the Registration Statement (the Guarantors), including CNH Australia Pty Ltd (the Australian Guarantor) relating to the registration of the New Notes.
1.	Documents
We have examined the following documents:
(a)	Indenture dated 3 March 2006 between the Company, the Guarantors and Wells Fargo Bank N.A. as successor trustee (the Indenture);

(b)	a power of attorney by the Australian Guarantor appointing attorneys for the purpose, among other things, of executing the Indenture;

(c)	the constitution of the Australian Guarantor; and

(d)	an extract of the minutes of the meeting of the Australian Guarantor at which the Australian Guarantor resolved to enter into and perform its obligations under the Indenture.
2.	Assumptions
For the purposes of giving this opinion we have assumed the following.
(a)	The authenticity of all seals and signatures and of any duty stamp or marking.

(b)	The completeness, and the conformity to original instruments, of all copies submitted to us.

Sydney Melbourne Brisbane Perth Bangkok Beijing
Our Ref MMWS:Error! Unknown document property name.	Hong Kong Jakarta
mmws A0107091970v1 205201763 3.5.2006	Phnom Penh Port Moresby Shanghai Singapore

Case New Holland Inc
(c)	In relation to the Australian Guarantor, we have relied on the assumptions specified in section 129 of the Corporations Act 2001 (Cth) and note that you may do so unless you knew or suspected that an assumption was incorrect.
3.	Qualifications
Our opinion is subject to the following qualifications.
(a)	We express no opinion as to any laws other than the laws of New South Wales and Australia as in force at the date of this opinion.

(b)	We have relied on a search of public records on file in respect of the Australian Guarantor at the Sydney office of the Australian Securities and Investments Commission on 5 May 2006. We note that records disclosed by such search may not be complete or up to date.
Based on the assumptions and subject to the qualifications set out above, we are of the following opinion:
1.	The Australian Guarantor is incorporated and validly existing under the laws of the Commonwealth of Australia.

2.	The Australian Guarantor has the corporate power and authority to enter into and perform its obligations under the Indenture.

3.	The Indenture has been duly authorised and executed by the Australian Guarantor.
We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters”. In giving such consent, we do not admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act of 1933, as amended or the related rules promulgated by the Commission under that Act.
This opinion is addressed to you for your sole benefit. It is not to be relied on by any other person (other than Sidley Austin LLP) or for any other purpose nor is it to be quoted or referred to in any public document or filed with any government agency or other person without our consent. Sidley Austin LLP may rely upon this opinion as if it were addressed to them.
Yours sincerely
Mark Wormell
Partner
Mark.Wormell@aar.com.au
Tel 61 2 9230 4460

mmws A0107091970v1 205201763 3.5.2006	Page 2